EXHIBIT 10.2

EXECUTIVE OFFICER ANNUAL INCENTIVE PROGRAM

2024 Executive Officer Annual Incentive Award Agreement

This Executive Officer Annual Incentive Award (the “Award”) is granted on [●] (the “Award Date”), by USA Waste-Management Resources, LLC, for itself and on behalf of Waste Management, Inc. (“WMI”) and its applicable subsidiaries and affiliated entities (collectively the “Company”) to [●] (“Awardee” or “you”).

WHEREAS, on February 29, 2024, the Management Development and Compensation Committee (the “Committee”) of WMI’s Board of Directors approved and adopted an annual cash-based incentive program for Executive Officers of WMI, as further described in the minutes of such Committee meeting (the “Program”); and

WHEREAS, pursuant to the terms and conditions of this agreement (the “Agreement”) and the Program, you are receiving an opportunity to accept this Award.

NOW, THEREFORE, in consideration of mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the Award is hereby granted on the following terms and conditions:

1.            Terms and Conditions. The Award is subject to all the terms and conditions of this Agreement and the Program. All capitalized terms not defined in this Agreement shall have the meaning stated in the Program. If there is any inconsistency between the terms of this Agreement and the terms of the Program, the terms of the Program shall control unless this Agreement expressly states that an exception to the Program is being made. All decisions or interpretations of the Agreement and the Program by the Committee are binding, conclusive and final.

2.            Definitions. For purposes of this Agreement, the following terms shall have the meanings stated below.

(a)            “AIP Target Percentage” means the percentage of your Base Salary, as approved by the Committee, used to calculate the actual payout of the Award. The actual payout under this Award can range from 0% to 200% of your AIP Target Percentage based on the Company’s achievement on the Performance Goals and any Individual Performance Modifier. Your AIP Target Percentage may change if your position changes during the Program Year but is otherwise set on the Award Date.

(b)            “Base Salary” means the base salary you received as an employee as of the last day of the Program Year on which you were eligible for the Program, (i) including any amounts deferred pursuant to an election under any 401(k) plan, pre-tax premium plan, deferred compensation plan, or flexible spending account sponsored by the Company, but (ii) excluding any incentive compensation, employee benefit, or other benefit paid or provided under any incentive, bonus or employee benefit plan sponsored by the Company.

(c)            “Individual Agreement” means any written employment, change in control or severance agreement signed by both parties, if any, between you and the Company.

(d)            “Individual Performance Modifier.” The Committee has retained discretion to increase or decrease an individual’s payout under the Program based on individual performance.

(e)            “Payout Target” means the dollar value obtained by multiplying (i) your Base Salary and (ii) your AIP Target Percentage.

(f)            “Performance Goals” means the performance criteria approved by the Committee.

(g)            “Program Year” means January 1, 2024, through December 31, 2024.

3.            Grant Date Award Value Components.

(a)            Target Award Percentage. Your AIP Target Percentage for the Program Year is [●]%.

(b)            Maximum Performance Levels. The maximum value of the Award shall not exceed 200% of your Payout Target, subject to the application of any Individual Performance Modifier.

4.            Award Calculation. Subject to the terms and conditions set forth in the Program and this Agreement, including, without limitation, Sections 3(b) and 6, the final amount of your Award shall be equal to the dollar amount obtained by multiplying your Payout Target (expressed as dollar amount) by the Company’s achievements on the Performance Goals This amount shall then be increased or decreased by application of the Individual Performance Modifier, if any. Any Award that is earned will be paid in a lump-sum cash payment no later than March 15th of the year following the Program Year.

5.            Effect of Termination of Employment. Notwithstanding any provisions to the contrary below in the remainder of this Section 5, in the event of any inconsistency between this Section 5 and any written Individual Agreement you may have, the terms of the Individual Agreement will control. In the event your employment is terminated at any time on or after the Award Date and prior to the last day of the Program Year, your Award will be treated as follows:

(a)            Death. If your termination of employment is a result of your death you will receive a pro-rata Award based solely on your Base Salary and AIP Target Percentage at the time of your death, prorated by the number of days worked during the Program Year prior to the date of death (the “Pro-Rata Award”). Subject to Section 4, your beneficiaries or your estate, as applicable, will be paid in cash as soon as practicable following your termination date, but in no event later than March 15th of the year following the Program Year.

(b)            Terminations other than Death. Unless your termination of employment is a result of your death, you must be employed by the Company on the last day of the Program Year to be eligible to receive payment of an Award. You have no vested interest in the Award prior to the last day of the Program Year. If your employment with the Company terminates for any reason other than your death, whether your termination is voluntary or involuntary, with or without cause, you will not be eligible to receive payment of any Award for the Program Year.

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6.            Right of the Committee. The Committee retains the right to interpret or amend the Program in its sole authority and discretion. The Committee has stipulated that the Program is subject to the terms of the Committee’s AIP/LTIP Adjustments Policy approved May 12, 2014.

7.            Right of the Company to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of the Company or interfere in any way with the rights of the Company to terminate your employment at any time, with or without cause.

8.            Clawback Policy. Awardee understands and agrees that the Award granted under this Agreement is granted under the authority of the Program and the Award and this Agreement are in all ways governed by the terms and conditions of the Program and its administrative practices and interpretations. This award is explicitly subject to the Waste Management, Inc. Clawback Policy, adopted by the Committee on August 21, 2023 (as may be amended from time to time, the “Clawback Policy”), as well as the Committee’s clawback guidelines adopted on August 23, 2007. Regardless of the terms of any Individual Agreement or any organizational documents of the Company, you understand and agree that you will not be entitled to indemnification for any liability or loss, or advancement of expenses, incurred by you in connection with a claim under the Clawback Policy.

9.            Nontransferability. Neither this Agreement nor this Award subject to this Agreement shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by your creditors or your beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to this Agreement shall be exercisable during your lifetime only by yourself or, if necessary, your guardian or legal representative.

10.            Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Awardee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees), except that Awardee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11.            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without reference to principles of conflict of laws.

12.            Compliance with Section 409A. Both the Company and Awardee intend that this Agreement does not result in unfavorable tax consequences to Awardee under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder (“Section 409A”). Accordingly, Awardee consents to any amendment of this Agreement the Company may reasonably make consistent to achieve that intention and the Company may, disregarding any other provision in this Agreement to the contrary, unilaterally execute such amendment to this Agreement. The Company shall promptly provide, or make available to, Awardee a copy of any such amendment. The Company agrees to make any such amendments to preserve the intended benefits to Awardee to the maximum extent possible. This Section 21 does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A. Each cash and/or stock payment and/or benefit provided under the Program and this Agreement and/or pursuant to the terms of the Company’s benefit plans, programs and policies shall be considered a separate payment for purposes of Section 409A. For purposes of Section 409A, to the extent that Awardee is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A as of Awardee’s separation from service and to the limited extent necessary to avoid the imputation of any tax, penalty or interest pursuant to Section 409A, notwithstanding anything to the contrary in this Agreement, no amount which is subject to Section 409A and is payable on account of Awardee’s separation from service shall be paid to Awardee before the date (the “Delayed Payment Date”) which is the first day of the seventh month after Awardee’s separation from service or, if earlier, the date of Awardee’s death following such separation from service. All such amounts that would, but for the immediately preceding sentence, become payable prior to the Delayed Payment Date will be accumulated and paid without interest on the Delayed Payment Date.

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13.            Notices. Any notice given by one party under this Agreement to the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and Awardee at Awardee’s address as shown on the Company’s records, or to such other address as Awardee, by notice to the Company, may designate in writing from time to time.

14.            Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Award under this Agreement or the Program, by electronic means or request Awardee’s consent to participate in the administration of this Agreement or the Program by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Program through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.            Binding Arbitration. Except as otherwise specifically provided herein, the Committee’s findings, calculations and determinations under this Agreement are made in the sole discretion of the Committee, and Awardee expressly agrees that such determinations shall be final and not subject to dispute. In the event, however, that Awardee has a right to dispute a matter hereunder or a matter directly relating to this Award under the Clawback Policy, the Company and Awardee agree that such dispute shall be settled exclusively by final and binding arbitration, as governed by the Federal Arbitration Act (9 U.S.C. 1 et seq.). The arbitration proceeding, including the rendering of an award, if any, shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures, which may be found on the JAMS Website www.jamsadr.com. All expenses associated with the arbitration shall be borne by the Company; provided however, that such arbitration expenses will not include attorney fees incurred by the respective parties. Judgment on any arbitration award may be entered in any court having jurisdiction.

16.            Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

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Execution

IN WITNESS WHEREOF, USA Waste-Management Resources, LLC has caused this Agreement to be duly executed by one of its officers thereunto duly authorized and Awardee has executed this Agreement, effective as of [●].

USA WASTE-MANGEMENT RESOURCES, LLC	AWARDEE

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